EXHIBIT  5.2

EDWARDS WILDMAN PALMER LLP

111 Huntington Avenue
Boston, MA  02199-7613

May 31, 2013

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, MA 01915

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Axcelis Technologies, Inc., a Delaware corporation (the “Company”), on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  The Registration Statement as originally filed registered 14,673,367 shares of common stock, $0.001 par value (the “Shares”), of the Company, reserved for issuance under the Company’s 2000 Stock Plan (the “2000 Plan”).  The Amendment reflects that a portion of the Shares may become issuable under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) pursuant to the terms of the 2012 Plan (the “2012 Plan Shares”). No new shares are being registered pursuant to the Amendment.

We are familiar with the actions taken by the Company in connection with the proposed issuance of the 2012 Plan Shares.  For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

Based on the foregoing, we are of the opinion that the 2012 Plan Shares have been duly authorized and, when the 2012 Plan Shares have been issued and sold in accordance with the terms of the 2012 Plan, the 2012 Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

It is understood that this opinion is to be used only in connection with the offer and sale of the 2012 Plan Shares while the Registration Statement is in effect.

Very truly yours,

/s/  EDWARDS WILDMAN PALMER LLP

Edwards Wildman Palmer LLP